UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 6, 2009, Puda Coal, Inc. (the “Company”) entered into an employment agreement with Pengxiang Lang, who was appointed as Chief Operating Officer (“COO”) of the Company on March 6, 2009.  The agreement became effective on the same day.  Pursuant to the agreement, in consideration of Mr. Lang’s services to the Company as COO, he will receive a monthly salary of US$3,333, which is equivalent to US$40,000 on an annualized basis.  In addition, Mr. Lang may be entitled to an annual bonus of an amount based upon his and the Company’s performance, as determined by the compensation committee of the board of directors.  In addition, Mr. Lang is entitled to participate in the equity incentive plan of the Company effective from time to time.  His compensation will be reviewed annually by the board and the compensation committee of the board as part of the Company’s executive compensation review process.  The Company will reimburse Mr. Pang for all reasonable, ordinary and necessary expenses properly incurred by him in connection with his performance of duties under the agreement.

Pursuant to the agreement, Mr. Lang’s employment with the Company will be on an “at will” basis, meaning either Mr. Lang or the Company may terminate the employment at any time upon 30 days written notice for any reason or no reason, without further obligation or liability; provided that if Mr. Lang’s employment with the Company is terminated by the Company without cause (as defined in the agreement), the Company will pay him a severance payment equal to three months’ base salary in effect during the year he is terminated.

Pursuant to the agreement, the Company will indemnify and defend Mr. Lang and hold Mr. Lang harmless, to the full extent allowed by the law of the State of Florida, and as provided by any charter provision of the Company, both as to action in Mr. Lang’s official capacity and as to action in another capacity while holding such office, except for matters arising out of Mr. Lang’s gross negligence or willful misconduct.  There has been no material relationship between the Company or its affiliates and Mr. Lang other than Mr. Lang’s appointment as COO of the Company as described in Item 5.02 below, his employment agreement with the Company and his employment with Shanxi Puda Coal Group Co., Inc. (“Shanxi Coal”), an entity that the Company controls through 90% equity ownership, since 2002.

The employment agreement is filed as Exhibit 10.1 to this report and is incorporated in this report in its entirety.  The description of the terms and conditions of the agreement in this report is modified and supplemented by such reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 6, 2009, the board accepted the resignation of Wenwei Tian as COO and Director of Investors Relations of the Company, effective on the same day.

On March 6, 2009, the board appointed Pengxiang Lang, age 38, as COO of the Company, effective on the same day.  Mr. Lang’s term of office commences on March 6,  2009 and will continue until his successor has been elected and qualified or until his earlier resignation or removal from office.  Before Mr. Peng was appointed the COO, he was Vice President of Shanxi Coal since 2002, which is a 90% subsidiary of the Company, responsible for operating.

Other than Mr. Lang’s employment agreement with the Company as described in Item 1.01 of this report, his appointment as COO as described in Item 5.02 of this report, and his employment as Vice President of Shanxi Coal since 2002, Mr. Lang has no arrangement or understanding with any person pursuant to which Mr. Lang was elected as an officer, nor is Mr. Lang a party to any material plan, contract or arrangement with the Company or its affiliates or otherwise has any material or family relationship with the Company or its affiliates or officers.  Mr. Lang is not a director of any public company in the United States.

The role of Director of Investors Relations will be assumed by Ms. Laby Wu, the Chief Financial Officer of the Company (“CFO”).  Ms. Wu will not receive any additional compensation other than those under his employment agreement with the Company as the CFO, which was described in the Company’s current report filed on July 24, 2008 and incorporated into this report by reference.

Item 9 Financial Statements and Exhibits

(d)	Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description

10.1	Employment Agreement, dated March 6, 2009, between the Company and Pengxiang Lang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: March 11, 2009	By:	/s/ Laby Wu
Laby Wu
Chief Financial Officer